Exhibit 12.2
Reckson Operating Partnership, L.P.
Ratios of earnings to fixed charges

The following table sets forth the calculation of the Operating Partnership's consolidated ratios of earnings to fixed charges for the periods shown (in thousands):


                                                       Three Months                       Year Ended December 31,
                                                          Ended         ---------------------------------------------------------
                                                       March 31, 2004        2003        2002        2001        2000        1999
                                                      ----------------------------------------------------------------------------
Fixed Charges:
  Interest                                                  $ 27,733    $ 89,019     $ 90,506    $ 90,875    $ 88,518    $ 68,543
  Ground rents                                                 1,541       2,201        2,305       2,595       2,464       1,731
  Amortization of debt issuance costs                            927       3,337        4,460       4,465       4,054       3,406

                                                      ----------------------------------------------------------------------------
    Total fixed charges                                     $ 30,201    $ 94,557     $ 97,271    $ 97,935    $ 95,036    $ 73,680
                                                      ============================================================================

Income from continuing operations before
  minority interests and fixed charges                      $ 49,821    $139,836    $ 169,446   $ 222,344   $ 215,069   $ 163,405
                                                      ============================================================================

Ratio of earnings to fixed charges                            1.65x       1.48x        1.74x       2.27x        2.26x      2.22x
                                                      ============================================================================


The following table sets forth the calculation of the Operating Partnership's consolidated ratios of earnings to fixed charges and preferred distributions for the periods shown (in thousands):


                                                       Three Months                       Year Ended December 31,
                                                          Ended          --------------------------------------------------------
                                                       March 31, 2004        2003       2002        2001        2000        1999
                                                      ----------------------------------------------------------------------------
Fixed Charges:
  Interest                                                    $ 27,733    $ 89,019    $ 90,506    $ 90,875    $ 88,518    $ 68,543
  Ground rents                                                   1,541       2,201       2,305       2,595       2,464       1,731
  Amortization of debt issuance costs                              927       3,337       4,460       4,465       4,054       3,406
  Preferred distributions                                        4,533      22,360      23,123      26,601      34,387      31,092

                                                      ----------------------------------------------------------------------------
    Total fixed charges and preferred distributions           $ 34,734   $ 116,917   $ 120,394   $ 124,536   $ 129,423   $ 104,772
                                                      ============================================================================

Income from continuing operations before minority
  interests, fixed charges and preferred distributions        $ 49,821   $ 139,836   $ 169,446   $ 222,344   $ 215,069   $ 163,405
                                                      ============================================================================

Ratio of earnings to fixed charges and preferred
  distributions                                               1.43x       1.20x       1.41x       1.79x        1.66x        1.56x
                                                      ============================================================================